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                                                                    EXHIBIT 11.1

                        STERIGENICS INTERNATIONAL, INC.

             STATEMENT REGARDING COMPUTATION OF EARNINGS PER SHARE
                     (IN THOUSANDS, EXCEPT PER SHARE DATE)

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                                                            THREE MONTHS
                                                                ENDED           SIX MONTHS ENDED
                                                            SEPTEMBER 30,         SEPTEMBER 30,
                                                          -----------------     -----------------
                                                           1997       1996       1997       1996
                                                          ------     ------     ------     ------
Primary net income per share
  Shares used in computing net income per share:
     Weighted Average common shares outstanding.......     4,943      3,058      4,000      3,056
     Dilutive common share equivalents
       Preferred stock using the if converted
          method......................................       886      1,773      1,330      1,773
       Stock options using the treasury stock
          method......................................       528        304        416        304
  Shares related to SAB No.s 55, 84 and 88
     Stock options using the treasury stock method....        16         32         24         32
                                                          ------     ------     ------     ------
          Total number of shares......................     6,373      5,165      5,770      5,165
Net income............................................    $1,307     $  810     $2,282     $1,514
Net income per share..................................    $ 0.21     $ 0.16     $ 0.40     $ 0.29
Fully diluted net income per share
  Shares used in computing net income per share:
     Weighted Average common shares outstanding.......     4,943      3,058      4,000      3,056
     Dilutive common share equivalents
       Preferred stock using the if converted
          method......................................       886      1,773      1,330      1,773
       Stock options using the treasury stock
          method......................................       575        304        440        304
  Shares related to SAB No.s 55,64 and 88
       Stock options using the treasury stock
          method......................................        16         32         24         32
                                                          ------     ------     ------     ------
          Total number of shares......................     6,420      5,165      5,794      5,165
Net income............................................    $1,307     $  810     $2,282     $1,514
Net income per share..................................    $ 0.20     $ 0.16     $ 0.39     $ 0.29
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